Exhibit 4.2
QUINSTREET, INC.
SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
MAY 28, 2003

Table Of Contents
(CONTINUED)

QUINSTREET, INC.
SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This Second Amended and Restated Investor Rights Agreement (the “Agreement”) is made and entered into as of May 28, 2003, by and among QuinStreet, Inc., a California Corporation (the “Company”), Douglas J. Valenti (the “Principal Shareholder”), and the investors listed on Schedule 1 attached hereto and as amended from time to time (each, an “Investor” and collectively, the “Investors”).
Recitals
     Whereas, the Company, the Principal Shareholder and certain of the Investors (the “Investors”) are parties to that certain Amended and Restated Investor Rights Agreement, dated as of October 29, 2001 (the “Prior Agreement”);
     Whereas, the Company, the Principal Shareholder and certain of the Investors wish to amend Section 5 of the Prior Agreement to provide that the Board of Directors of the Company will consist of between five (5) and nine (9) directors and to provide procedures for the election of the directors;
     Whereas, pursuant to Section 7.1(d) of the Prior Agreement, the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66 2/3%) of the Voting Preferred then outstanding may amend Section 5 of the Prior Agreement;
     Whereas, the Company, the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Preferred have executed this Agreement so as to amend, restate and supersede the Prior Agreement in its entirety.
Agreement
     Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holders hereby agree as follows.
     1. Definitions. As used in this Agreement, the following terms not otherwise defined elsewhere in this Agreement shall have the meanings as set forth herein
     1.1 “Affiliate” means any Person that controls, is controlled by or is under common control with any other Person or Persons. For the purposes of this definition, “control” has the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.
     1.1 “Board” means the Board of Directors of the Company.
     1.2 “Series B Closing Date” shall mean May 20, 2000.

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     1.3 “Commission” means the United States Securities and Exchange Commission, and any successor thereto.
     1.4 “Common Stock” means the Company’s common stock.
     1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.
     1.6 “Holders” means (a) holders as of the date of this Agreement of Registrable Securities, each of whom is a party to this Agreement, and (b) any subsequent legal or beneficial owner of Registrable Securities who has become a party to this Agreement in accordance with Section 2.1 of this Agreement.
     1.7 “Major Investor” shall mean any Investor and its affiliates, if any, owning (individually or collectively) at least 500,000 shares of Registrable Securities (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes).
     1.8 “Person” means an individual, partnership, limited partnership, corporation, business trust, limited liability company, an association, joint stock company, a trust, unincorporated organization, joint venture, or other entity of whatever nature.
     1.9 “Principal Shareholder” means Douglas J. Valenti.
     1.10 “Purchase Agreement” has the meaning specified in the Recitals.
     1.11 “Qualified Public Offering” means the closing of an underwritten public offering of Common Stock by the Company at a price per share of $5.90 and gross proceeds to the Company of not less than $25,000,000 (before deduction of underwriters’ commissions and expenses).
     1.12 “Registrable Securities” means (a) any shares of Common Stock which have been issued or are issuable upon the conversion of the Series Preferred and (b) any shares of Common Stock issued as a dividend, stock split, reclassification, recapitalization or other distribution with respect to or in exchange for or replacement of any Registrable Securities, provided, however, that shares of Common Stock shall no longer be Registrable Securities when they shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration or sold by the Holder pursuant to Section 4(1) of the Securities Act or Rule 144, or when registration under the Securities Act would no longer be required for the immediate public distribution of such shares of Common Stock as a result of the provisions of Rule 144.
     1.13 “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such Registration Statement.

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     1.14 “Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company and purchasers of the Company’s Series A Preferred Stock, dated as of July 15, 1999.
     1.15 “Right of Co-Sale Agreement” means that certain Right of Co-Sale Agreement by and among the Company, the Principal Shareholder and purchasers of the Company’s Series A Preferred Stock, dated as of July 15, 1999.
     1.16 “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto.
     1.17 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
     1.18 “Series A Preferred Stock Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement by and among the Company and purchasers of the Company’s Series A Preferred Stock, dated as of July 15, 1999.
     1.19 “Series Preferred” (a) the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company purchased by or issued to the Investors (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Series B Closing Date), (b) any shares of Series Preferred issued in payment of a dividend upon any share of Series Preferred and (c) any other Registrable Securities issued as a dividend or other distribution with respect to, or in replacement of, any Series Preferred.
     1.20 “Voting Agreement” means that certain Voting Agreement by and among the Company and purchasers of the Company’s Series A Preferred Stock, dated as of July 15, 1999.
     1.21 “Voting Preferred” (a) the Series A Preferred Stock and the Series B Preferred Stock of the Company purchased by or issued to the Investors (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Series B Closing Date), (b) any shares of Voting Preferred issued in payment of a dividend upon any share of Voting Preferred and (c) any other Registrable Securities issued as a dividend or other distribution with respect to, or in replacement of, any Voting Preferred.
2. Registration Rights.
     2.1 Restrictions on Transfer.

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          (a) Each Holder agrees not to make any disposition of all or any portion of the Series Preferred or Registrable Securities unless and until:
               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.
               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is (1) a partnership to its partners or former partners in accordance with partnership interests, (2) a corporation to its stockholders in accordance with their interests in the corporation, or (3) a limited liability company to its members or former members in accordance with their interests in the limited liability company, or (B) to a member of the Holder’s member or to a trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.
          (b) Each certificate representing Series Preferred or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

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          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
     2.2 Required Registration.
          (a) If, at any time after the closing of the Company’s initial public offering of its Common Stock, the Company shall receive a written request from the record Holder or Holders of an aggregate of at least a majority of the Registrable Securities for registration under the Securities Act of the then Registrable Securities not previously registered under the Securities Act and sold (a “Registration Request”):
               (i) the Company shall promptly give written notice to all other record Holders of Registrable Securities that such registration is to be effected (“Registration Notice”).
               (ii) subject to the limitations and requirements set forth in this Section 2.2, the Company shall use its best efforts to prepare and file a registration statement under the Securities Act, covering the Registrable Securities that are the subject of the Registration Request and such additional Registrable Securities for which it has received written requests to register by such other record Holders within thirty (30) days after the delivery of the Registration Notice, and shall use its best efforts to cause such registration statement to become effective as soon as is practicable after receipt of the Registration Request.
          (b) If the Company is required to use Form S-1 (or equivalent form), the Company shall be obligated to (a) proceed with filing the Registration Statement only if (i) the Registration Request demands registration of at least 20% of the then Registrable Securities not previously registered under the Securities Act or (ii) the anticipated gross offering proceeds based upon the public offering price per share proposed by the underwriters or based upon the current trading price is at least $5,000,000 and (b) prepare, file and use its best efforts to cause to become effective no more than one (1) registration statement on Form S-1 pursuant to Registration Requests made under this Section 2.2. If the Company meets the requirements for using Form S-3 (or equivalent form), the Company shall be obligated to (a) proceed with filing the Registration Statement only if the anticipated gross offering proceeds based upon the public offering price per share proposed by the underwriters or based upon the current trading price is at least $1,000,000 and (b) prepare, file and use its best efforts to cause to become effective no more than one (1) registration statement on Form S-3 each twelve (12) months measured from the date of the Registration Request.
          (c) If the Company shall furnish to such Holder(s) within thirty (30) days of a Registration Notice a certificate signed by the Chief Executive Officer of the Company stating that (i) the Company, pursuant to an action approved by the Board of Directors, has already a present plan to commence preparation of a Registration Statement and to file the same within ninety (90) days, or (ii) in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required under this Agreement and it is therefore essential to defer the filing of such registration statement, then the Company shall have

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the right to defer such filing for a period ending not later than one hundred twenty (120) days from the latest filing date of such offering as required herein (the “Delay”). The Company may delay a request for registration not more than once in any one (1) year period.
          (d) All shares of Series Preferred proposed to be included in the registration statement shall be converted into Common Stock or such Holder(s) shall deliver a written commitment to the Company to convert such Series Preferred into shares of Common Stock simultaneously with the effective date of such registration statement.
          (e) If the Holders submitting the Registration Request (the “Initiating Holders”) intend to distribute the Registrable Securities covered by such request by means of an underwriting, the Registration Request shall so indicate and the Company shall include such information in the Registration Notice. The Company shall select the underwriter, with the approval of a majority in interest of the Initiating Holders, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require reducing the number of shares to be underwritten, then the number of shares of Registrable Securities included in the underwriting shall be reduced pro rata among all participating Holders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each participating Holder; provided, however that such reduction shall be made only if all other securities to be included (other than the Registrable Securities) already have been entirely excluded from the underwriting.
          (f) In the event that the Holders of a majority of the Registrable Securities for which registration has been requested pursuant to this Section 2.2 determine for any reason not to proceed with a registration at any time before a registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Registrable Securities covered thereby, and, unless the withdrawal is based on a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their registration request, the Holders of such Registrable Securities agree to bear their own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Registrable Securities, and, if such Holders in fact so reimburse the Company, then the Holders of such Registrable Securities shall not be deemed to have exercised their right to require the Company to register Registrable Securities pursuant to this Section 2.2.
          (g) If, at the time a Registration Request is received by the Company, the Company has already determined (by the vote or written consent of the Board) to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the Company’s proposed offer and sale for cash of its securities, the Registration Request shall be deemed to have been given pursuant to Section 2.3 rather than this Section 2.2, and the rights and obligations of the Holders and the Company with respect to the Registration Request shall be governed by Section 2.3 hereof.
     2.3 Incidental Registration.

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          (a) Each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than in response to a Registration Request or a registration on Form S-8 or Form S-4 or their equivalents or the Company’s initial public offering), the Company shall give written notice of its determination to all record Holders of Registrable Securities not theretofore registered under the Securities Act and sold (a “Participation Notice”). Upon the written request of a record Holder of any Registrable Securities given within twenty (20) days after receipt of a Participation Notice, the Company will, except as herein provided, cause all such Registrable Securities, the record Holders of which have so requested registration thereof, to be included in such registration statement, provided that all shares of Series Preferred proposed to be included in such Registration Statement shall be converted into Common Stock or such Holder shall deliver a written commitment to the Company to convert such Series Preferred into shares of Common Stock immediately prior to the effective time of such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered. If any registration pursuant to this Section 2.3 shall be underwritten in whole or in part, the Company may require that the Registrable Securities requested for inclusion pursuant to this Section 2.3 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.
          (b) Nothing contained in this Agreement shall prevent the Company from, at any time, abandoning or delaying any such registration initiated by it. If the Company determines not to proceed with a registration after the registration statement has been filed with the Commission and the Company’s decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by the Company, the Company shall promptly complete the registration for the benefit of those selling security Holders who wish to proceed with a public offering of their securities and who bear all expenses incurred by the Company thereafter as the result of such registration arising after the Company has decided not to proceed.
          (c) If in the good faith judgment of the managing underwriter of such public offering, the inclusion of all of the Registrable Securities originally covered by a request for registration would interfere with the successful marketing of the shares of stock offered by the Company, the number of Registrable Securities otherwise to be included in the underwritten public offering may be excluded or reduced; provided that any reduction shall be pro rata (by number of shares) among the Holders thereof requesting such registration; provided, further, that, if reduced, no security holder shall sell shares of Registrable Securities in such registration other than the Company and the Initiating Holders, if any, who invoked the registration under Section 2.3.
     2.4 Underwriting Arrangements Applicable to Required and Incidental Registrations. The right of any Holder to include Registrable Securities in any underwritten registration pursuant to this Agreement shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

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     2.5 Registration Procedures. When the Company is required by the terms of this Agreement to effect the registration of Registrable Securities under the Securities Act, the Company will do the following:
          (a) Filing. Prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, provided, however, such period shall not exceed the earlier to occur of one hundred and twenty (120) days (provided that such 120-day period shall be extended for the period of time equal to the period the Holder is precluded from selling any securities included in such registration pursuant to the provision of subsection (i) of this Section 2.5) or the completion of the distribution pursuant to such registration statement.
          (b) Period of Effectiveness. Prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, provided, however, such period shall not exceed the earlier to occur of one hundred and twenty (120) days or the completion of the distribution pursuant to such registration statement.
          (c) Copies. Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters or Holders may reasonably request in order to facilitate the public offering of such securities.
          (d) Blue Sky. Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating Holders may reasonably request in writing, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified.
          (e) Notification. Notify the Holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.
          (f) Amendment Notice. Notify such Holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information.
          (g) Amendment. Prepare and file with the Commission, promptly upon the request of any such Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by such Holders.

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          (h) Update. Prepare and promptly file with the Commission and promptly notify such Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
          (i) Stop Orders. Advise such Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.
          (j) Compliance Issues. Not file any amendment or supplement to such registration statement or prospectus to which a majority in interest of such Holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations promulgated thereunder, after having been furnished with a copy thereof at least two (2) business days prior to the filing thereof, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law.
          (k) Opinion of Counsel, Conflict Letter. At the request of any such Holder, furnish: (i) an opinion, dated as of the closing date of the offering, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holder or Holders making such request; and (ii) letters, dated as of the effective date of the registration statement and as of the closing date of the offering, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holder or Holders making such request, in each case in form and substance as is customary in an underwritten public offering.
          (l) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.
          (m) Listing. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
          (n) Transfer Agent and CUSIP Number. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

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     2.6 Expenses. With respect to each registration requested pursuant to Section 2.1 hereof (except as otherwise provided in such Section) and with respect to each inclusion of Registrable Securities in a registration statement pursuant to Section 2.2 hereof (except as otherwise provided in such Section), the Company shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and or selling security Holders are required to bear such fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, the reasonable fees and disbursements of one special counsel for the selling security Holders, not to exceed Fifteen Thousand Dollars ($15,000), and the premiums and other costs of policies of insurance obtained by the Company against liability (if any) arising out of such public offering. All other fees and disbursements of any accountants or advisors for the selling security Holders, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the selling security Holders, and any other expenses incurred by the selling security Holders not expressly included above, shall be borne by the selling security Holders.
     2.7 Indemnification. In the event that any Registrable Securities are included in a registration statement under Section 2.2 or 2.3 hereof:
          (a) Indemnification by Company. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder of Registrable Securities that are included in a registration statement pursuant to the provisions hereof, its directors and officers, and any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such Holder and each such underwriter and controlling Person with respect to, any and all loss, damage, liability (collectively, “Losses”) to which such Holder or any such underwriter or controlling Person may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to each such Holder, underwriter or controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling Person in writing specifically for use in the preparation thereof, provided however, that the indemnity agreement in this Section 2.7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and that the foregoing indemnity obligation with respect to any preliminary prospectus shall not inure to the benefit of any Holder on account of any Loss whatsoever arising from the sale of any Registrable Securities by such Holder to any person if (A) a copy of the final prospectus (as amended or supplemented if such amendments or

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supplements shall have been furnished to such Holder prior to the confirmation of the sale involved) shall not have been sent or given by or on behalf of such Holder to such person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus from which such Loss arose was corrected in the final prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid).
          (b) Indemnification by Holders. To the fullest extent permitted by law, each Holder of Registrable Securities that are included in a registration statement pursuant to the provisions hereof will indemnify and hold harmless the Company, its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Holder selling securities pursuant to such registration statement, any controlling Person of any such selling Holder, any underwriter and any controlling Person of any such underwriter (including any broker or dealer through whom such of the shares may be sold) (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which such Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to each such Holder, underwriter or controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by such Holder specifically for use in the preparation thereof, and provided, however, that the indemnity agreement in this Section 2.7(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld, and that the foregoing indemnity obligation with respect to any preliminary prospectus shall not inure to the benefit of the Company on account of any Loss whatsoever arising from the sale of any Registrable Securities by the Holder to any person if (A) a copy of the final prospectus (as amended or supplemented if such amendments or supplements shall have been furnished to such Holder prior to the confirmation of the sale involved) shall not have been sent or given by or on behalf of such Holder to such person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus from which such Loss arose was corrected in the final prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid); provided, further that the obligations of such Holders under this Section 2.7(b) shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities sold as contemplated herein, unless such claim, loss, damage, liability or action resulted from such Holder’s fraudulent misconduct.
          (c) Indemnification Procedures. Promptly after receipt by a party entitled to indemnification pursuant to this Section 2.7 (each, an “Indemnified Party”) of notice of the

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commencement of any action involving the subject matter of the foregoing indemnity provisions such Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification pursuant to this section (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement thereof; but the omission to provide such notice will not relieve the Indemnifying Party from any liability hereunder, except to the extent that the delay in giving, or failing to give, such notice has a material adverse effect upon the ability of the indemnifying party to defend against the claim. In case such action is brought against an Indemnified Party, the Indemnifying Party shall have the right to participate in and, at the Indemnifying Party’s option, to assume the defense thereof, singly or jointly with any other Indemnifying Party similarly notified, with counsel satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded based on advice of counsel that there may be legal defenses available to any Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select counsel to participate in the defense of such action on behalf of such Indemnified Party at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be responsible for the expense of only one such special counsel selected jointly by the Indemnified Parties, if there is more than one Indemnified Party. After notice from an Indemnifying Party to any Indemnified Party of such Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party pursuant to this Section 2.7 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnified Party shall have employed counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.
     2.8 Exceptions to and Termination of Registration Obligations. The Company shall not be obligated to (a) honor a demand to register its Registrable Securities under this Agreement if all such Registrable Securities that could be registered pursuant to such demand are otherwise eligible for immediate sale by the Holder thereof under Rule 144(k) promulgated under the Securities Act or (b) effect a registration if the Company delivers to the holders of the Registrable Securities within thirty (30) days of any Registration Request notice permitted by Section 2.2(a) and so files within such period described in the notice. The registration rights set forth herein, shall terminate upon the earlier to occur of (a) the expiration of three (3) years following the Company’s initial public offering or (b) with respect to any Holder of the Company’s Series Preferred or Common Stock issued upon conversion thereof, that time following the Company’s initial public offering that such Holder is able to sell all of such Holder’s Registrable Securities issued upon conversion thereof under Rule 144 promulgated under the Securities Act during any 91-day period, and such Holder owns less than two percent (2%) of the Company’s outstanding capital stock.
     2.9 Cooperation. Any Holder whose Registrable Securities are to be included in a Registration Statement either filed pursuant to a demand or as part of a Company registration

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agrees to cooperate with all reasonable requests by the Company necessary to effectuate the purposes of this Agreement, including by timely providing the Company with all information necessary to file a registration statement.
     2.10 “Market Standoff” Agreement. Each Holder hereby agrees that, following the effective date of a registration of the Company’s securities under the Securities Act, for the period of time and to the extent reasonably requested by the underwriter(s) and the Company, such Holder shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any Registrable Securities of the Company held by such Holder, directly or indirectly, except securities covered by the registration statement and transfers to donees who agree to be similarly bound, for the period; provided however, that (i) the executive officers and directors of the Company, as well as any holder of at least 1% of the Company’s Common Stock (on an as-if-converted basis), shall have agreed to be bound by substantially the same terms and conditions, (ii) such agreement shall be required only in connection with the Company’s initial public offering, (iii) the time period requested for such market stand-off shall not exceed one hundred eighty (180) days, (iv) the restriction shall not apply to a registration relating solely to employee, consultant or advisor benefit plans on Form S-1 or Form S-8 (or similar forms promulgated after the date hereof) or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act on Form S-4 (or similar forms promulgated after the date hereof) and (v) the restriction shall not apply to any shares of capital stock of the Company offered or traded in the public market (including pursuant to the initial public offering or any market that may develop pursuant to Rule 144A promulgated under the Securities Act). The Company may impose stop-transfer instructions during such stand-off period with respect to the securities of each Holder subject to this restriction if necessary to enforce such restrictions.
     2.11 Limitations on Additional Registration Rights. From and after the date of this Agreement, unless holders of at least a majority of the Registrable Securities have consented, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities except for agreements granting new registration rights which are subordinate to the registration rights granted to Holders herein.
3. Covenants of the Company. Subject to the provisions of Section 3.11, the Company covenants and agrees as follows:
     3.1 Corporate Existence. The Company will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or political subdivision thereof and of any government authority where failure to so comply would have a Material Adverse Effect.
     3.2 Books of Account. The Company will keep books of record and account in which full, true and correct entries are made of all of its dealings, business and affairs, in accordance with generally accepted accounting principles. The Company will employ certified public accountants from one of the “Big 5” firms as selected by the Board of Directors of the Company who are “independent” within the meaning of the accounting regulations of the Commission (the “Accountants”). Commencing with the year ending June 30, 2000, the

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Company will have annual audits made by such Accountants in the course of which such Accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Commission in effect at such time with respect to reports or opinions of accountants.
     3.3 Furnishing of Financial Statements and Information. The Company will:
          (a) Deliver to each Major Investor as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited balance sheet of the Company, together with the related statements of operations, retained earnings and cash flow statements for such quarter (provided, however, that such statements need not include footnotes, but otherwise shall comply with generally accepted accounting principles (subject to normal year-end adjustments)) which financial statements shall compare the financial information contained therein with the Company’s operating plan and budget for such period.
          (b) Deliver to each Investor as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a balance sheet of the Company, as of the end of such fiscal year, together with the related statements of operations, retained earnings and cash flow statements for such fiscal year, all in reasonable detail and duly certified by the Accountants. The engagement of the Accountants shall be unqualified as to the scope of their audit.
          (c) Prepare and submit to the Board of Directors and each Major Investor at least thirty (30) days before the beginning of each fiscal year, the operating plan and budget for the upcoming year and within thirty (30) days after the end of each month and within forty-five (45) days after the end of each fiscal quarter along with an update on the Company’s actual performance against the plan and budget.
          (d) Deliver to each Major Investor, with reasonable promptness, such other financial information and projections relating to the business, affairs and financial condition of the Company as are reasonably available to the Company and as from time to time such Major Investors may reasonably request.
          (e) Deliver to each Major Investor, within ten (10) days after the Company learns of the commencement or written threats of the commencement of any material lawsuit, legal or equitable, or of any material administrative, arbitration or other proceeding against the Company or its business, assets or properties, written notice of the nature and extent of such suit or proceeding.
          (f) Deliver to each Major Investor, with reasonable promptness, notice of any default in any agreement involving obligations of or payments to the Company in excess of One Hundred Thousand Dollars ($100,000) in the aggregate.
          (g) Deliver to each Major Investor, at the same time as they are released to the public, copies of material press releases as well as notification of the filing of registration statements and other major corporate events.

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     3.4 Inspection. The Company will permit each Major Investor, or any other representatives designated by each such Major Investor and reasonably satisfactory to the Company, to visit and inspect, at such Major Investor’s expense, any of the properties of the Company, including its books and records (and to make photocopies thereof or make extracts therefrom), and to discuss its affairs, finances and accounts with its officers, lawyers and accountants, all to such reasonable extent and at such reasonable times and intervals as such Major Investor may reasonably request; provided, however, that the Major Investor’s foregoing rights are limited to exercising such rights only for purposes related to such Major Investor’s stock ownership in the Company and nothing herein will require the Company to take action or provide information (i) that would be subject to attorney-client privilege, (ii) to a party with which the Company is at the time engaged in a dispute or litigation or (iii) which would cause the Company to breach a confidentiality agreement with a third party. The Major Investors shall maintain, and shall require their representatives to maintain, all confidential information obtained from the Company on a confidential basis and shall execute a confidentiality agreement in a form reasonably satisfactory to the Company and approved by the Board of Directors of the Company.
     3.5 Subsidiaries. If the Company establishes or maintains any subsidiary corporations, it shall cause each such subsidiary corporation to comply with the applicable covenants set forth in this Section 3.
     3.6 Board Observation Rights. The Company shall permit each Major Investor, or any representative designated by each such Investor, to have usual and customary Board visitation rights, subject to the reasonable approval of such individual designee by the Preferred Directors so long as such Major Investor continues to own at least 1,300,000 shares of Registrable Securities.
     3.7 Key-Person Insurance. The Company shall us its best efforts to maintain key-person life insurance, with the Company named as beneficiary, for Douglas J. Valenti in the amount of Two Million Dollars ($2,000,000), naming the Company as beneficiary.
     3.8 Stock Options Vesting. Unless otherwise determined by a vote of at least 80% of the members of the Board of Directors, including the affirmative vote at least one of the Preferred Directors, and except for shares issued pursuant to follow-on option grants to existing optionholders, the Company will ensure that all stock and stock equivalents issued to employees and directors will be subject to the following vesting requirements: (a) twenty-five percent (25%) of a holders stock options shall vest on the date twelve (12) months from the date of grant, and (b) the remaining seventy-five percent (75%) shall vest in equal increments in the thirty-six month (36) period following the initial 12-month cliff vesting date. The maximum size of the stock award pool will be subject to Section 3.9.
     3.9 Equity Incentive Plan Share Reserve. Immediately following the Series B Closing Date, the share reserve available for issuance under the 1999 Equity Incentive Plan (the “Option Pool”) shall be increased to 6,706,164 shares.
     3.10 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or

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delivery of Conversion Shares, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.
     3.11 Negative Covenants. Without the consent of the Board of Directors and the affirmative vote of at least a majority of the outstanding shares of the Voting Preferred, the Company will not hereafter:
          (a) issue any shares of its capital stock or grant any options, warrants or other conversion rights other than pursuant to employee, consultant, advisor stock plans; provided however, that the Company may issue the Conversion Shares;
          (b) repurchase any capital stock of the Company (except for isolated repurchases from employees approved in advance by a majority of the Board of Directors and required redemptions of the Series Preferred pursuant to the Articles of Incorporation); or
          (c) change the fundamental line of business or enter into a new line of business not currently conducted by the Company.
4. Rights of First Refusal and Co-Sale.
     4.1 Right of First Refusal. In the event that the Company proposes to issue any additional shares of its capital stock, other than through a registered public offering under the Securities Act, each Major Investor shall have a right of first refusal on the terms and conditions specified herein, provided that any shares held by a Major Investor shall be aggregated to determine eligibility of a Major Investor to participate in this Right of First Refusal. Each Major Investor shall have a right of first refusal, for a period of twenty (20) days after notice from the Company, to purchase all or any portion of such additional shares of such capital stock to maintain such Major Investor’s pro rata ownership in the Company. The purchase price for such additional shares of capital stock under this right of first refusal shall be the price offered to or proposed to be paid to the Company by any purchasers. Each Major Investor shall have ten (10) days following such notice to agree, by giving written notice to the Company, to purchase up to its Pro Rata Share of any additional shares of capital stock, subject to pro rata increase if any other Major Investor of such right of first refusal elects not to participate. (“Pro Rata Share” shall be determined by multiplying the total number of additional shares subject to this Section 4.1 by a fraction, the numerator of which shall be the number of shares of Series Preferred or Common Stock owned by such Major Investor of the right of first refusal; and the denominator of which shall be the total number of shares of capital stock of the Company outstanding and issuable upon exercise of all outstanding options, warrants and conversion rights.) Such right of overallotment shall be exercised by giving written notice to the Company agreeing to purchase up to the overallotment amount within five (5) days after notice from the Company of the Major Investor’s Pro Rata Series Preferred of the available overallotment. The Company may elect to sell to each Major Investor its Pro Rata Share of such additional shares at any time up to ninety (90) days following the initial closing of the sale of such additional shares. A majority in interest of the Major Investors, voting together as a single class, may agree to waive this right of first refusal as to all Major Investors. Failure to respond in writing to the Company’s written notice

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of such sale, within the twenty (20) day period shall be deemed to be a waiver of this right of first refusal.
     The above rights of first refusal shall not apply to any additional shares of capital stock (a) purchased under this Agreement or issuable upon conversion of any shares of Series Preferred or any of the Company’s outstanding convertible securities (including, without limitation, any class or series of preferred stock), (b) issued to employees, consultants, advisors or management of the Company, or issuable upon exercise of stock options granted to such employees, consultants, advisors and management pursuant to stock-based compensation plans, all as approved by the Board of Directors of the Company, (c) issued or issuable in a corporate partnering transaction on terms approved by the Board of Directors, including the affirmative vote of at least one of the Preferred Directors, (d) issued or issuable by way of stock split or stock dividend or similar capital modification, (e) issued in connection with any merger, acquisition or other reorganization, or (f) issued upon authorization of the Board of Directors in connection with business conducted by the Company with vendors, landlords, lessors or financial institutions in connection with financing transactions, provided such shares came out of the Option Pool unless the Board of Directors by majority vote, including the affirmative vote of at least one of the Preferred Directors, shall otherwise agree. For purposes of such right of first refusal, the issuance by the Company of any warrant or right to purchase or subscribe to another security, or the issuance of a security which gives the holder a present or future right or privilege to convert the security into another security, shall be deemed to include the issuance of the underlying security at the time of the issuance of the warrant or right or convertible security, but the exercise of the right to purchase or subscribe or to convert shall not be deemed an additional “issuance” subject to such right of first refusal.
     4.2 Right of Co-Sale on Sales by Principal Shareholder.
          (a) Notice of Bona Fide Offer. If the Principal Shareholder receives a bona fide offer (the “Purchase Offer”) from any person or entity (“Offeror”) to purchase from such Principal Shareholder any shares of the Company’s capital stock (the “Offered Shares”), including, without limitation, shares of Common Stock and Series Preferred, and any right or option to acquire any of such capital stock, held by such Principal Shareholder upon specific terms and conditions (including a specified purchase price payable in cash or other property), and if such Principal Shareholder proposes to accept such Purchase Offer, then such Principal Shareholder (the “Selling Shareholder”) shall notify the Company and the other Shareholders within ten (10) calendar days, of the terms and conditions of such Purchase Offer (the “Offer Notice”) pursuant to provisions of this Agreement and the Bylaws of the Company.
          (b) Right of First Refusal/Right of Participation.
               (i) If the Company and the other shareholders of the Company do not intend to exercise the Right of First Refusal contained in the Bylaws in full, the Selling Shareholder shall promptly notify the Investors of their rights hereunder (the “Expiration Notice”).
               (ii) Upon receipt of the Expiration Notice, the Investors shall have the right, exercisable only upon written notice given to the Selling Shareholder within twenty (20)

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days after receipt of the Expiration Notice (the “Participation Notice”), to participate in such Selling Shareholder’s sale of the Offered Shares, as provided herein, pursuant to the specified terms and conditions of the Purchase Offer (the “Right of Participation”).
               (iii) Each Participation Notice shall state that such Investor elects pursuant to Section 4.2(b)(ii), to participate in such sale either (a) to the maximum extent permitted by this Agreement, or (b) up to a specified number of shares, but not to exceed the maximum extent permitted by this Agreement to be sold by such Investor. A Participation Notice shall constitute a binding agreement of such Investor to sell to the Offeror the number of Offered Shares so stated in such notice (in accordance with the preceding sentence) upon the specified terms and conditions of such Purchase Offer. To the extent an Investor exercises its Right of Participation in accordance with the terms and conditions set forth in Section 4.2(c), the number of Offered Shares which the Selling Shareholder may sell pursuant to such Purchase Offer shall be reduced as provided in Section 4.2(c). The exercise or non-exercise of the right of any Investor of the Investors’ Right of Participation in one or more sales of the capital stock of the Company shall not adversely affect such Investor’s rights hereunder in any subsequent sales of capital stock of the Company by the Principal Shareholder relating to another offer.
               (iv) For purposes of this Agreement, the shareholdings of a particular Investor may be aggregated with the shareholdings of any Affiliate(s) who are also Investors hereunder, in calculating any such Investor’s “pro rata portion” (as defined in Section 4.2(c) below). Such Affiliates of the Investors may allocate the shareholdings (either bought or sold) by and among themselves in any manner, whether or not pro-rated.
          (c) Limitations on the Right of Participation. The Right of Participation of each Investor shall be subject to the following terms and conditions:
               (i) Each Investor may sell its pro rata portion (as defined below) of the number of Offered Shares. An Investor’s “pro rata portion” for purposes of this Section 4.2(c)(i) shall be determined by multiplying (i) the aggregate number of Offered Shares (on an as-if-converted basis) by (ii) a fraction, the numerator of which is (x) the number of shares of Common Stock and Common Stock Equivalents owned by such Investor immediately prior to the Purchase Offer; and the denominator of which is (y) the sum of the number of shares of Common Stock (or equivalents) owned by all of the Shareholders immediately prior to the Purchase Offer.
               (ii) After receipt of all Participation Notices, the Selling Shareholder named in the Offer Notice may, not later than ninety (90) days following delivery of the Offer Notice, complete, along with the participating Investors, the transfer of the remaining Offered Shares for the price specified in such Offer Notice on terms and conditions not more favorable to the transferor, when taken as a whole, than those described in the Offer Notice. Any other proposed transfer, including transfers after such ninety (90) day period or on terms other than those specified, shall remain subject to the terms of this Agreement, including the Investors’ rights of participation and the procedures described in this Section 4.2.
               (iii) The Investor may effect its participation in the sale by delivering to a closing agent reasonably acceptable to such Investor and the Selling Shareholder (“Agent”) for

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transfer to the Offeror one or more certificates, properly endorsed for transfer, which represent (i) the number of shares of Common Stock and/or Series Preferred which the Investor elects and agrees to sell pursuant to this Section; or (ii) if the Purchase Offer relates to Common Stock, that number of shares of Series Preferred that is at such time convertible into the number of shares of Common Stock which the Investor elects and agrees to sell pursuant to this Section; provided, however, that if the Offeror objects to the delivery of Series Preferred in lieu of Common Stock, the participating Investor shall convert the Series Preferred and deliver Common Stock as provided above. Additionally, the Investor electing to participate in the sale shall enter into such agreements with the Offeror relating to the sale as the Selling Shareholder enters into (it being agreed that the terms and conditions of the sale shall be equivalent with respect to both the Selling Shareholder and the Investor), and the failure by the Investor to execute and deliver to the Offeror any such agreements within ten (10) business days after such agreements are given to the Investor shall, at the Offeror’s election, be deemed a revocation of such Investor’s election to participate in such sale.
          (d) Delivery of Stock Certificates. Any stock certificates which the Investors deliver to the Agent pursuant to Section 4.2(c)(iii) shall be transferred by the Agent to the Offeror upon consummation of the sale of the Common Stock and/or Series Preferred pursuant to the terms and conditions specified in Section 4.2(b) and any agreements entered into pursuant to Section 4.2(c). The Selling Shareholder agrees to direct the Offeror to make payment to the Agent and the Agent shall promptly thereafter remit to the Investors that portion of the sale proceeds to which the Investors are entitled by reason of said participation in such sale.
          (e) Transactions Excluded. The Investors’ Rights of Participation contained in this Agreement shall not pertain or apply to (i) any pledge of Common Stock or Series Preferred made by the Principal Shareholder which creates a mere security interest, provided the pledgee shall furnish the Principal Shareholder with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Principal Shareholder, (ii) if applicable, any sales or transfers of Common Stock or Series Preferred by the Principal Shareholder, either during such Principal Shareholder’s lifetime or on death by will or intestacy, to such Principal Shareholder’s spouse, family members, or (in the case of transfer only by will or intestacy) other beneficiary, or any custodian or trustee for the account of such Principal Shareholder or such Principal Shareholder’s spouse, family members, or (in the case of transfer only by will or intestacy) other beneficiary, or to entities which are controlled, or the beneficial interests of which are owned, exclusively by such Principal Shareholder or such Principal Shareholder’s family members, provided that in each case, the transferee shall receive and hold such Common Stock or Series Preferred subject to the provisions of this Agreement and shall furnish to the parties hereto a written agreement to be bound by and comply with all provisions of this Agreement applicable to such Principal Shareholder in respect of such Common Stock or Series Preferred so transferred, or (iii) any isolated sales by the Principal Shareholder up to an aggregate of 1,929,995 shares (20% of the shares owned by the Principal Shareholder as of the Series B Closing Date) as adjusted for stock splits, dividends and the like and (iv) any other transfer approved by the Board, including the affirmative vote of the Preferred Director(s). Unless approved by the Board of Directors, the Principal Shareholder shall not sell, transfer or assign his shares to a direct competitor or a former employee of the Company.

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     4.3 Transfers in Violation Void. Any sale, transfer or assignment or attempted sale, transfer or assignment of Common Stock or Series Preferred by the Principal Shareholder (except as permitted by Section 4.2, including the exceptions in Section 4.2(e)) shall be void or voidable, and the Company agrees that it will not reissue any new stock certificates for those assigned in contravention of the terms of this Agreement.
     4.4 Legend.
          (a) Each certificate representing shares of the capital stock of the Company (including any options or other rights to acquire capital stock of the Company), now or hereafter owned by the Principal Shareholder shall be endorsed with the following legend:
     “THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY, THE HOLDER OF THIS CERTIFICATE AND CERTAIN PURCHASERS OF CAPITAL STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.”
          (b) Submission of Existing Certificates. The Principal Shareholder shall promptly submit any existing certificate(s) in his possession to the Company for placement of the legend on such certificate(s).
          (c) Removal of Legend. The legend shall be removed upon termination of this Agreement in accordance with the provisions of Section 6.
5. Voting; Board Composition, Etc.
     5.1 Voting Obligations. Each Investor and the Principal Shareholder hereby agree, on behalf of itself and any of such Parties’ heirs, beneficiaries, successors or assigns, to vote all shares of Common Stock and Voting Preferred of the Company now owned or hereafter acquired of record or beneficially by each such Principal Shareholder and Investor and to take such other actions as are reasonably necessary to ensure:
          (a) that the membership of the Board of Directors of the Company (the “Board”) shall be comprised of between five (5) persons and nine (9) persons, with the exact number of directors within such range being determined from time to time by resolution approved by not less than sixty-five percent (65%) of the then current members of the Board of Directors; provided, however, that no reduction of the authorized number of directors shall remove any director prior to the expiration of such director’s term of office;
          (b) that, with respect to any election or maintenance of the members of the Board and pursuant to and subject to the provisions of the Company’s Articles of Incorporation, (a) the holders of a majority in interest of the Series B Preferred, voting together as a single class, shall elect to the Board one person, who shall be nominated by Catterton Partners so long as it

20.

and its Affiliates continue to own at least 40% of the aggregate number of Series B Preferred purchased at the Series B Closing Date, and who will initially be Michael Chu; (b) the holders of a majority in interest of the Series A Preferred, voting together as a single class, shall elect to the Board two persons, one of whom shall be nominated by St. Paul Venture Capital V, LLC, as long as it and its affiliates continue to own at least 40% of the aggregate number of shares of Series A Preferred that they purchased, and who will initially be James R. Simons, and one of whom shall be nominated by Sutter Hill Ventures, a California Limited Partnership, as long as it and its affiliates continue to own at least 40% of the aggregate number of shares of Series A Preferred that they purchased, and who will initially be Gregory P. Sands (the “Preferred Directors”); (c) the holders of a majority in interest of the Voting Preferred and the Common Stock, voting together as a single class on an as-if-converted basis, shall elect to the Board two persons, one of whom shall be the Chief Executive Officer of the Company, who will initially be Douglas J. Valenti, and the other of whom will be an independent member designated by the Chief Executive Officer of the Company, subject to the reasonable approval of the Preferred Directors; and (d) the holders of a majority in interest of the Voting Preferred and the Common Stock, voting together as a single class on an as-if-converted basis, shall elect to the Board such number of additional persons to any remaining vacant positions on the Board, each of whom shall be nominated by not less than sixty-five percent (65%) of the then current members of the Board; and
          (c) that, any vote taken to remove any director elected pursuant to this Section 5.1, or to fill any vacancy created by the resignation or removal of a director elected pursuant to this Section 5.1., shall also be subject to the provisions of this Section 5.1.
     5.2 Limitation. Except as set forth in this Agreement, the Principal Shareholder and each Investor shall retain at all times the right to vote its respective shares of the Company’s capital stock, in such Principal Shareholder’s or Investor’s sole discretion, on all matters which are, at any time and from time to time, presented for a vote to the Company’s holders of Common and Preferred Stock generally.
     5.3 Waiver of Right to Abstain or be Absent from a Meeting. The Principal Shareholder and each Investor hereby expressly waive any right that such Principal Shareholder or Investor would otherwise have to abstain, except as expressly provided herein, from any action taken at, or to be absent from, a duly held meeting of the Company’s common shareholders related to an election of the members of the Board.
     5.4 Limitations on Transfer. Neither the Principal Shareholder nor any Investor shall sell, transfer, assign, distribute or otherwise dispose of such party’s Series Preferred to any person or entity, other than to the Company, unless and until such person or entity shall agree in writing to take such Series Preferred subject to, and shall accept and agree to be bound in writing by, the terms and conditions of this Agreement.

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6. Termination.
     6.1 Termination of Certain Covenants. The obligations of the Company under Section 3 of this Agreement, notwithstanding any provisions hereof to the contrary, shall terminate and shall be of no further force or effect on the earlier to occur:
          (a) the closing date of a Qualified Public Offering; or
          (b) the date that the Investors or any of them sell, transfer or convert any Series Preferred, if following such sale, transfer or conversion, the Investors, in the aggregate, own less than twenty percent (20%) of the Series Preferred issued at their respective closings.
     6.2 Termination of Rights of First Refusal and Co-Sale. The rights enumerated in Section 4 of this Agreement shall terminate upon the first to occur of the following events:
          (a) the liquidation or dissolution of the Company;
          (b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;
          (c) the registration of a class of the Company’s securities under Section 12 of the Securities Exchange Act of 1934 or immediately prior to the closing of a Qualified Public Offering (it being agreed that the rights herein shall not apply to such offering);
          (d) the tenth anniversary of the date of this Agreement;
          (e) immediately prior to any merger, sale, exchange or other reorganization approved by the Board, in which the shareholders of the Company do not own at least fifty percent (50%) of the voting power of the surviving corporation; or
          (f) upon the written approval of the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66-2/3%) of the Series Preferred then outstanding.
     6.3 Termination of Voting Obligations. The rights enumerated in Section 5 of this Agreement shall terminate upon the first to occur of the following events:
          (a) the date that the Investors or any of them sell, transfer or convert any Series Preferred, if following such sale, transfer or conversion, the Investors, in the aggregate, own less than 20% of the Series Preferred originally issued at the respective closings;
          (b) the closing date of a Qualified Public Offering;
          (c) the tenth anniversary of the date of this Agreement;
          (d) the date which is agreed to by the Principal Shareholder and Investors holding a majority of the Series Preferred then outstanding; or

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          (e) the sale, assignment or other transaction in which the shareholders of the Company prior to the transaction do not own at least fifty percent (50%) of the outstanding voting power of the surviving corporation.
7. Miscellaneous.
     7.1 Waivers, Amendments and Approvals.
          (a) If the approval of the Holders is required by the terms of Section 2 of this Agreement, such requirement shall be satisfied by a vote or the written action of the Holders of at least a majority of the Registrable Securities then outstanding; provided, however, that Section 2.10 may not be amended as to any Holder that is an “investment company” within the meaning of the Investment Company Act of 1940 without the written consent of such Holder. Any term or provision of Section 2 of this Agreement requiring performance by or binding upon the Company or the Holders may be amended, and the observance of any term of Section 2 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the approval of the Company and the Holders of a majority of the Registrable Securities then outstanding.
          (b) If the approval of the Major Investors is required by the terms of Section 3 of this Agreement, such requirement shall be satisfied by a vote or the written action of the Major Investors holding at least a majority of the Series Preferred then outstanding. Any term or provision of Section 3 of this Agreement requiring performance by or binding upon the Company or the Major Investors may be amended, and the observance of any term of Section 3 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the approval of the Company and the Major Investors holding a majority of the Series Preferred then outstanding.
          (c) If the approval of the Major Investors is required by the terms of Section 4.1 of this Agreement, such requirement shall be satisfied by a vote or the written action of the Major Investors holding a majority of the Series Preferred then outstanding. If the approval of the Principal Shareholder and the Investors is required by the terms of Section 4.2, such requirement shall be satisfied by a vote or the written action of the Principal Shareholder and Investors holding a majority of the Series Preferred then outstanding. Any term or provision of Section 4 of this Agreement requiring performance by or binding upon the Company, the Principal Shareholder, the Major Investors or the Investors, as the case may be, may be amended, and the observance of any term of Section 4 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the approval of the Company and the Major Investors holding a majority of the Series Preferred then outstanding (in the case of Section 4.1) or the Company, the Principal Shareholder and the Investors holding a majority of the Series Preferred then outstanding (in the case of Section 4.2). Notwithstanding the foregoing, in order to terminate the rights under Section 4, the written approval of the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66-2/3%) of the Series Preferred then outstanding is required pursuant to the terms of Section 6.2(f).
          (d) If the approval of the Principal Shareholder and the Investors is required by the terms of Section 5, such requirement shall be satisfied by a vote or the written action of

23.

the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66-2/3%) of the Voting Preferred then outstanding. Any term or provision of Section 5 of this Agreement requiring performance by or binding upon the Company, the Principal Shareholder or the Investors may be amended, and the observance of any term of Section 5 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the approval of the Company, the Principal Shareholder and Investors holding sixty-six and two-thirds percent (66-2/3%) of the Voting Preferred then outstanding. Notwithstanding the foregoing, in order to terminate the rights under Section 5, the written approval of the Principal Shareholder and Investors holding a majority of the Voting Preferred then outstanding is required pursuant to the terms of Section 6.3(d).
     Any amendment or waiver effected in accordance with this Section shall be binding upon the Company, the Principal Shareholder and the Investors (including permitted assigns pursuant to Section 7.11 hereof). The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default. Written notice of any such waiver, consent or agreement of amendment, modification or supplement shall be given to the Principal Shareholder and the record Holders of Registrable Securities who did not give written consent thereto.
     7.2 Oral Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in Section 6.
     7.3 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record as follows:

If to a Holder:	If to the Company:	If to the Principal Shareholder:
To the address listed on Schedule 1 with a copy to: Clifford Chance Rogers & Wells LLP Attn: Brian Lauck 200 Park Avenue New York, NY 10166-0153	QuinStreet, Inc.
[to be completed after Parkside
Towers lease is signed]
Attn: Douglas J. Valenti

with a copy to:

Cooley Godward LLP
Attn: Christopher A. Westover
One Maritime Plaza, 20th Floor
	San Francisco, CA 94111	Douglas J. Valenti [to be completed after Parkside Towers lease is signed]

24.

     7.4 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of California as such laws are applied to agreements among California residents entered into and to be performed entirely in California.
     7.5 Survival of Representations, Warranties, Agreements, Etc. All representations, warranties, covenants and agreements contained herein or in any certificate or document delivered pursuant to this Agreement, including all statements contained in any certificate or document prepared by or on behalf of the Company and delivered pursuant to this Agreement, (other than any legal opinion) shall survive for a period of two (2) years after the execution and delivery of this Agreement or such certificate or document, as the case may be and shall constitute representations and warranties by the Company hereunder.
     7.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
     7.7 Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
     7.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.
     7.9 Entire Agreement. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation the Prior Agreement, the Term Sheet, Section 9 of the Series A Preferred Stock Purchase Agreement, the Registration Rights Agreement, the Voting Agreement and the Right of Co-Sale Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     7.10 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions

25.

determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will relieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     7.11 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the parties hereto; provided, however, that with notice given to the Company within thirty (30) days following any assignment, the rights of a Holder hereunder may be assigned only (i) to a partner or member or retired partner or member of the assigning Holder if such assigning Holder is a partnership or limited liability company, if such assignee is an accredited investor within the meaning of the Securities Act, (ii) to any affiliate of the assigning Holder, if such assignee is an accredited investor within the meaning of the Securities Act, (iii) to any family member of, or trust for the benefit of, the assigning Holder or (iv) concurrent with the sale or transfer to such assignee of at least 100,000 shares (subject to adjustment for any stock dividend, stock split, subdivision, combination or other recapitalization of the Company effected after the Series B Closing Date) of the Series Preferred (including, for such purpose, on a proportionate basis, any shares of Common Stock into which any shares of the Series Preferred have been converted), then held by such Holder or Registrable Securities then held by such holder; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement, including. Any Holder making an assignment in connection with the sale or transfer of only a portion of its shares of Registrable Securities shall retain its rights under this Agreement for the shares not sold or transferred.
     7.12 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.
     7.13 Aggregation of Series Preferred and Voting Preferred. All shares of Series Preferred or Voting Preferred, as applicable, held or acquired by affiliated entities or persons or held by investment companies managed by the same investment advisor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

26.

     In Witness Whereof, this Investor Rights Agreement is hereby executed as of the date first written above.

Company:	QuinStreet, Inc.

/s/ Douglas J. Valenti

Douglas J. Valenti, President and CEO

Principal Shareholder:	/s/ Douglas J. Valenti

Douglas J. Valenti

Investors:

Mark W. Rhodes

Seligman Investment Opportunities (Master) Fund-NTV II Portfolio

By:	J.&W. Seligman & Co. Incorporated, its investment advisor

By:

Name:

Title:

Seligman New Technologies Fund, Inc.

By:	J.&W. Seligman & Co. Incorporated, its investment advisor

By:

Name:

Title:

QuinStreet — Investor Rights Agreement
Signature Page

Venture Strategy Partners II LP

By:	Venture Strategy Management Company LLC, Its General Partner

By:	/s/ Joanna Rees Gallanter

Joanna Rees Gallanter, Managing Member

Venture Strategy Affiliate Fund LP

By:	Venture Strategy Management Company LLC, Its General Partner

By:	/s/ Joanna Rees Gallanter

Joanna Rees Gallanter, Managing Member

St. Paul Venture Capital V, LLC

By:	/s/ James Simons

Name:

Title:

Sutter Hill Ventures, a California Limited Partnership

By:	/s/ Gregory Sands

Name:

Managing Director of the General Partner

Sutter Hill Entrepreneurs Fund (AI), L.P.

By:	/s/ Gregory Sands

Name:

Managing Director of the General Partner
QuinStreet — Investor Rights Agreement
Signature Page

Sutter Hill Entrepreneurs Fund (QP), L.P.

By:		/s/ Gregory Sands

	Name:	Gregory Sands

Managing Director of the General Partner

The Anderson Living Trust, U/A/D 1/22/98

By:

David L. Anderson, Trustee

G. Leonard Baker, Jr.

The Younger Living Trust, U/A/D 1/20/95

By:

William H. Younger, Jr., Trustee

Tench Coxe, Trustee, The Tamerlane Charitable Remainder Unitrust

By:

Tench Coxe, Trustee

Gregory P. and Sarah J.D. Sands, Trustees, the Gregory P. and Sarah J.D. Sands Trust Agreement dated 2/24/99

By:		/s/ Gregory P. Sands

Gregory P. Sands, Trustee
QuinStreet — Investor Rights Agreement
Signature Page

Lawrence Ebringer

James C. Gaither

Wells Fargo Bank, Trustee
SHV S/P/T FBO Sherryl W. Hossack

By:

Name:

Title:

By:

Name:

Title:

Wells Fargo Bank, Trustee
SHV S/P/T FBO Michele Y. Phua

By:

Name:

Title:

By:

Name:

Title:

QuinStreet — Investor Rights Agreement
Signature Page

Rosewood Capital III, L.P.

By:	Rosewood Capital Associates LLC,
Its General Partner

By:	/s/ Kevin Reilly

Kevin Reilly, Vice President

GC& H Investments

By:

John L. Cardoza, Executive Partner

Kirk P. Hobbs
QuinStreet — Investor Rights Agreement
Signature Page

Catterton Partners IV, L.P.
By:	Catterton Managing Partner IV, L.L.C.
its General Partner

By:	CP4 Principals, L.L.C., its Managing Member

By:	/s/ J. Michael Chu

Name: J. Michael Chu
Title: Managing Partner

Catterton Partners IV-A, L.P.
By:	Catterton Managing Partner IV, L.L.C. its General Partner

By:	CP4 Principals, L.L.C., its Managing Member

By:	/s/ J. Michael Chu

Name: J. Michael Chu
Title: Authorized Person

Catterton Partners IV-B, L.P.
By:	Catterton Managing Partner IV, L.L.C. its General Partner

By:	CP4 Principals, L.L.C., its Managing Member

By:	/s/ J. Michael Chu

Name: J. Michael Chu
Title: Authorized Person

Catterton Partners Offshore, L.P.
By:	Catterton Managing Partner IV, L.L.C. its General Partner

By:	CP4 Principals, L.L.C., its Managing Member

By:	/s/ J. Michael Chu

Name: J. Michael Chu
Title: Authorized Person
QuinStreet — Investor Rights Agreement
Signature Page

Catterton Partners Special Purpose, L.P.
By:	Catterton Managing Partner IV, L.L.C. its General Partner

By:	CP4 Principals, L.L.C., its Managing Member

By:	/s/ J. Michael Chu

Name: J. Michael Chu
Title: Authorized Person
QuinStreet — Investor Rights Agreement
Signature Page

James L. or Lisa C. Kelly, Trustees,
Kelly Family Trust, DTD 1/24/90

By:

James L. Kelly, Trustee

Stanford University

By:

Murdock Venture Partners

By:

Jane Carmena DiLena

Mohan Giridharadas

Scott R. Gordon
QuinStreet — Investor Rights Agreement
Signature Page

Richard S. Gostyla

Philip D. Johnston

Reena Kapoor

David J. Kennedy

Kenneth J. Ostrowski

Patrick Quigley

Mihir Shah

Gregory S. Smirin
QuinStreet — Investor Rights Agreement
Signature Page

Stephen R. Strain

Bronwyn Syiek

John H. Ware

Steve Wennerstrum

Venture Lending & Leasing II

By:

Name:

Title:

QuinStreet — Investor Rights Agreement
Signature Page

Anvest, L.P.

By:

David L. Anderson, General Partner

Saunders Holdings, L.P.

By:

G. Leonard Baker, Jr., General Partner

Tench Coxe, Trustee, The Coxe/Otus
Revocable Trust

By:

Tench Coxe, Trustee

/s/ Gregory P. Sands

Gregory P. Sands

Sherryl W. Hossack

Venture Strategy Partners

By:	/s/ Joanna Rees Gallanter

Joanna Rees Gallanter, Managing Member
QuinStreet — Investor Rights Agreement
Signature Page

St. Paul Venture Capital Affiliates Fund I, LLC

By:	St. Paul Venture Capital, Inc., its Manager

By:	/s/ James Simons

Name:

Title:

QuinStreet — Investor Rights Agreement
Signature Page

Schedule 1
List of Investors

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
Seligman Investment Opportunities (Master)	0	3,223,729	0
Fund-NTV II Portfolio c/o J. & W. Seligman & Co. 100 Park Avenue New York, NY 10017

Seligman New Technologies Fund, Inc.	0	166,102	0
c/o J. & W. Seligman & Co. 100 Park Avenue New York, NY 10017

Catterton Partners IV, L.P.	0	2,033,899	0
Catterton Partners IV Offshore, L.P.
Catterton Partners IV Special Purpose, L.P.
Catterton Partners IV-A, L.P.
Catterton Partners IV-B, L.P.
c/o Catterton Partners
Attn: Michael Chu
9 Greenwich Office Park, 3rd Fl.
Greenwich, CT 06830

Venture Strategy Partners (same address	58,824	0	0
for all related entities below) Attn: Joanna Rees Gallanter Venture Strategy Group LLC 655 Third Street San Francisco, CA 94107 (415) 558-8600 phone (415) 558-8686 fax jgallanter@venturestrategy.com

Venture Strategy Partners II LP	0	1,280,000	0

Venture Strategy Affiliate Fund LP	0	75,932	0

St. Paul Venture Capital V, LLC	2,145,220	1,271,187	0
c/o St. Paul Venture Capital, Inc. Suite 550 10400 Viking Drive Eden Prairie, MN 55344

St. Paul Venture Capital Affiliates Fund I, LLC	60,662	0	0
c/o St. Paul Venture Capital, Inc. Suite 550 10400 Viking Drive Eden Prairie, MN 55344
QuinStreet — Investor Rights Agreement
Schedule 1

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
Sutter Hill Ventures, a California Limited	1,598,569	921,210	0
Partnership (same address for all related entities below) Attn: Sherryl Hossack 755 Page Mill Road, Suite A-200 Palo Alto, CA 94304 (650) 493-5600

Sutter Hill Entrepreneurs Fund (AI), L.P.	15,810	9,111	0

Sutter Hill Entrepreneurs Fund (QP), L.P.	40,033	23,070	0

David L. Anderson, Trustee, The	54,486	44,926	0
Anderson Living Trust, U/A/D 1/22/98

G. Leonard Baker, Jr.	0	44,926	0

William H. Younger, Jr.,	108,971	37,469	0
Trustee, The Younger Living Trust, U/A/D 1/20/95

Mark Younger	0	7,457	0

James C. Gaither, Custodian	0	7,457	0
FBO Julie A. Younger CUTMA

James C. Gaither, Custodian	0	7,457	0
FBO Kelly Younger

Tamerlane Charitable Remainder	0	101,729	0
Unitrust, Tench Coxe, Trustee

Gregory P. Sands and Sarah J.D.	0	1,528	0
Sands, Trustee, The Gregory P. and Sarah J.D. Sands Trust Agreement dated 2/24/99

Gregory P. Sands Custodian FBO	0	3,728	0
Natalie O. Sands

Gregory P. Sands Custodian FBO Kate A. Sands	0	3,728	0

Gregory P. Sands FBO Jaspar D. Sands	0	3,728	0

Lawrence Ebringer	0	12,712	0

James C. Gaither	10,896	6,356	0
QuinStreet — Investor Rights Agreement
Schedule 1

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
Wells Fargo Bank, Trustee, SHV	0	3,178	0
M/P/T FBO Sherryl W. Hossack Attn: Vicki Bandel 420 Montgomery Street, 2nd Floor San Francisco, CA 94104 Phone: (415) 396-3739 Fax: (415) 956-9362 vicki.bandel@wellsfargo.com

Wells Fargo Bank, Trustee, SHV	2,205	1,589	0
M/P/T FBO Michele Y. Phua

Anvest, L.P.	54,485	14,914	0

Saunders Holdings, L.P.	108,971	14,914	0

Tench Coxe, Trustee, The Coxe/Otus	185,250	0	0
Revocable Trust

Gregory P. Sands	21,794	0	0

Sherryl W. Hossack	4,412	0	0

Rosewood Capital III, L.P.	588,235	338,984	0
Attn: Kevin Reilly One Maritime Plaza, 13th Floor San Francisco, CA 94111

GC&H Investments	19,721	16,950	0
Attn: Jim Kindler Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, CA 94111 (415) 693-2000

P. Kirk Hobbs	0	16,950	0
3505 Scott St. San Francisco, CA 94123 (415)674-8975 (510) 985-9733 khobbs@offi.com

James L. Kelly	58,824	0	0
241 N. El Camino Real, 402 San Mateo, CA 94401

Lisa C. Kelly	58,823	0	0
2658 Belmont Canyon Road Belmont, CA 94002
QuinStreet — Investor Rights Agreement
Schedule 1

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
Stanford University	29,412	0	0
Attn: Carol Gilmer Stanford Management Company 2770 Sand Hill Road Menlo Park, CA 94305-0200 (650) 926-0273 cgilmer@stanford.edu

Murdock Venture Partners	5,882	0	0
Attn: Mr. Leslie Murdock 2041 Mission College Blvd., Suite 159 Santa Clara, CA 95054 (408) 562-2082 lmurdock@murdocknet.com

Jane Carmena DiLena	735	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500 ccarlino@spencerstuart.com

Mohan Giridharadas	5,882	0	0
McKinsey & Company, Inc. Suite 4600, Georgia-Pacific Center 133 Peachtree Street, N.E. Atlanta, GA 30303 (404) 525-9900 x3568 mohan_giridharadas@mckinsey.com

Scott R. Gordon	1,029	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500

Richard S. Gostyla	1,029	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500

Philip D. Johnston	1,029	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500
QuinStreet — Investor Rights Agreement
Schedule 1

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
Reena Kapoor	5,882	0	0
585 Keelson Circle Redwood City, CA 94065 (650) 254-0565 (x212) reena@chingari.com

David J. Kennedy	50,000	0	0
5910 N. Central Expressway, Ste. 760 Dallas, TX 75206 (214) 346-2561 dkennedy@dallasabacus.com

Kenneth J. Ostrowski	5,882	0	0
McKinsey & Company, Inc. Suite 4600, Georgia-Pacific Center 133 Peachtree Street, N.E. Atlanta, GA 30303 (404) 525-9900 ken_ostrowski@mckinsey.com

Patrick Quigley	2,941	0	0
c/o QuinStreet, Inc. 2750-A El Camino Real Redwood City, CA 94061

Mihir Shah	5,882	0	0
c/o QuinSteet, Inc. 2750-A El Camino Real Redwood City, CA 94061

Sherwin Faden, Trustee, 2002 Faden Family Trust	29,412	0	0
132-14th Ave. San Mateo, CA 94402

Stephen R. Strain	1,029	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500

Bronwyn Syiek	5,882	0	0
c/o QuinStreet, Inc. 2750-A El Camino Real Redwood City, CA 94061
QuinStreet — Investor Rights Agreement
Schedule 1

Investor Name and Address	Series A Shares	Series B Shares	Series C Shares
John H. Ware	1,029	0	0
Spencer Stuart Attn: Christine Carlino 3000 Sand Hill Rd., Bldg. 2, Ste. 175 Menlo Park, CA 94025 (650) 356-5500

Steve Wennerstrum	5,882	0	0
4144 Grand Avenue Western Springs, IL 60558 (312) 904-8897 steven.wennerstrum@abnamro.com

Venture Lending & Leasing II	Warrant for 14,706 shares	0	0
Attn: Jay Cohan 2010 N. First Street, Suite 310 San Jose, CA 95131 (408) 436-8577 x11 jay@westerntech.com

Mark Rhodes			500,000
Dodds Hall Queenborough Lane Braintree Essex CM7 8QE ENGLAND
QuinStreet — Investor Rights Agreement
Schedule 1